EXHIBIT 4.33

LIMITED LIABILITY COMPANY AGREEMENT

OF

EXCO EQUIPMENT LEASING, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EXCO EQUIPMENT LEASING, LLC (the “Company”), is made and entered into effective as of July 29, 2010, by EXCO Resources, Inc., as the sole member of the Company (the “Member”).

W I T N E S S E T H :

WHEREAS, the Member desires to enter into this Limited Liability Company Agreement to set forth the Member's rights and obligations, and other matters with respect to the Company.

NOW, THEREFORE, in consideration of the promises, covenants and provisions hereinafter contained, the Member hereby adopts the following:

ARTICLE

ORGANIZATIONAL AND OTHER MATTERS

Section 1.1 Organization: Admission. The Company was organized as a limited liability company pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “DLLCA”) by filing the Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware on July 29, 2010. The sole member of the Company is EXCO Resources, Inc.

Section 1.2 Name. The name of the Company is EXCO Equipment Leasing, LLC, and the business of the Company is conducted under such name. The Member, may, in its sole discretion, change the name of the Company from time to time. In any such event, the Member shall promptly file or cause to be filed in the office of the Secretary of State of the State of Delaware an amendment to the Certificate reflecting such change of name.

Section 1.3 Limited Liability. Except as otherwise provided by the DLLCA, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any of such debts, obligations or liabilities solely be reason of being a member.

Section 1.4 Registered Office and Agent. The address of the registered office of the Company (required by Section 18-104 of the DLLCA to be maintained in the State of Delaware) shall be Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Company’s registered agent at such address is The Corporation Trust Company. The principal place of business shall be 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 The Member may change such registered office, registered agent, or principal place of business from time to time. The Company may from time to time have such other place or places of business within or without the State of Delaware as may be determined by the Member

Section 1.5 Fiscal Year. The fiscal year of the Company shall end on December 31st of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

Section 1.6 Tax Classification; No State-Law Partnership. The Member intends that the Company be disregarded for United States federal income tax purposes as long as there is only one Member, and that if here is ever more than one Member or more than one owner of the Company as detemined for United States federal income tax purposes, that the company be classified as a partnership for United States federal income tax purposes and this Agreement shall be interpreted accordingly. The Company shall not be a partnership or a joint venture for any reason other than for United States federal income and state tax purposes, and no provision of this Agreement shall be construed otherwise.

ARTICLE II

PURPOSE AND POWERS

Section 2.1 Purpose of the Company. The purpose of the Company shall be to engage or participate in any lawful business activities in which a limited liability company formed in the State of Delaware may engage or participate.

Section 2.2 Powers of the Company. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

ARTICLE III

CAPITAL CONTRIBUTIONS

The Member shall contribute to the capital of the Company the assets set forth on Exhibit A attached hereto. The Member may contribute such additional capital, in cash or other property, as the Member so chooses in its sole discretion. No additional capital contributions shall be required unless the Member consents thereto in writing.

ARTICLE IV

DISTRIBUTIONS

The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

ARTICLE V

MANAGEMENT OF THE COMPANY

Section 5.1 Manager-Managed.

(a) The affairs of the Company shall be managed by the Managers, in their sole discretion.

(b) The Managers, in their sole discretion shall make all decisions with regard to the affairs of the Company, and acting together or individually, shall have the authority to act on behalf of, and to bind, the Company.

(c) The Managers shall take action on behalf of the Company through a management board (the “Management Board”) comprised of all the Managers, the initial Managers of which shall be Douglas H. Miller, Stephen F. Smith, and Harold L. Hickey.

Section 5.2 Officers.

(a) Authority to Appoint. The Management Board may appoint, and remove with or without cause, such officers of the Company as the Management Board from time to time may determine, in its sole and absolute discretion. Such officers shall be agents of the Company and shall be charged with conducting the day-to-day activities of the Company on its behalf.

(b) Term. Subject to any express term of any written agreement between the Company and any officer approved by the Management Board in writing, any officer so appointed by the Management Board shall serve in the capacity so appointed until (i) removed with or without cause by the Management Board, (ii) such officer’s successor shall be duly appointed by the Management Boa d, or (iii) such officer’s death, disability or resignation.

(c) Titles and Duties. To the extent appointed by the Management Board, the officers of the Company may be a Chairman, Chief Executive Officer, Vice Chairman, President, Chief Financial Officer, Chief Operating Officer, Controller, General Counsel, Secretary, one or more Vice Presidents, Assistant Secretary, and such other officers as the Management Board may from time to time appoint. Any number of offices may be held by the same person. Such officers shall have the duties customarily associated with the office to which the officer is appointed.

(d) Salaries. Subject to any express terms of any written agreement between the Company and any officer approved by the Management Board in writing, the salaries or other compensation of the officers and agents of the Company shall be fixed from time to time by the Management Board.

(e) Vacancies. Any vacancy occurring in any office of the Company may be filled by the Management Board.

ARTICLE VI

TRANSFERABILITY OF MEMBERSHIP INTERESTS

The Member may transfer, sell, assign, mortgage, grant a lien on, give or otherwise dispose of, whether voluntarily or by operation of law, at judicial sale or otherwise, all or any part of its interest in the Company at any time, provided, however, that (i) no transferee shall become a member without the written consent of the Member and (ii) there shall not at any time be more than one member until this Agreement is amended to provide generally (in addition to Section 1.6 hereof) for having more than one member.

ARTICLE VII

RESIGNATION

No member may resign from the Company except (i) with the prior written consent of all other members or (ii) upon an assignment by a member of its interest in the Company pursuant to clause (i) of the first sentence of Article VI hereof, in which case such member may resign at any time upon or after the effectiveness of such assignment.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

Section 8.1 Dissolution. The Company shall be dissolved upon the occurrence of any dissolution event specified in the DLLCA; provided, that notwithstanding the foregoing, the Company shall not dissolve upon the occurrence of any of the events described in Section 18-801(a)(4) of the DLLCA (including, without limitation, the bankruptcy of the Member).

Section 8.2 Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the company shall have been distributed as provided below, and a Certificate of Cancellation of the Company under the DLLCA has been filed in the office of the Secretary of State of the State of Delaware.

Section 8.3 Liquidation Upon Dissolution. Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the company shall be vested in the Member, who shall have full power and authority to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:

(a) First, to the creditors of the Company, including creditors who are members, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(b) Thereafter, to the Member.

Section 8.4 Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining property and assets of the company have been distributed to the Member. Upon the completion of the winding up of the Company, a Certificate of Cancellation of the Company shall be filed in the office of the Secretary of State of the State of Delaware.

ARTICE IX

AMENDMENT

This Agreement may be amended or modified only by a written instrument executed by the member or members holding a majority of the outstanding interests in the Company. In addition, the terms or conditions hereof may be waived by a written instrument executed by the party waiving compliance.

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IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, has entered into this Agreement as of the date first written above.

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
William L. Boeing
Vice President, General Counsel & Secretary